Exhibit 10.4
AMENDMENT TO CONVERTIBLE DEBENTURES

This Amendment to Convertible Debentures (this “Amendment” or “Agreement”) is entered into as of September 15, 2025 by and between Innventure, Inc., a Delaware company (the “Company”) and YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), with reference to (i) that certain Convertible Debenture, issued April 14, 2025, as amended from time to time, in an original principal amount of $20,000,000.00 issued by the Company to the Investor and bearing Number INV-1 (the “First Debenture”), and (ii) that certain Convertible Debenture, issued May 15, 2025, as amended from time to time, in an original principal amount of $10,000,000.00 issued by the Company to the Investor and bearing Number INV-2 (the “Second Debenture” and collectively with the First Debenture, the “Convertible Debentures”). Undefined terms herein have the same definitions set forth in the Convertible Debentures.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the following is agreed:

SECTION 1. Amendments to the Convertible Debentures. The Convertible Debentures are hereby amended as follows:
(a)    Section 1(c) of each of the Convertible Debentures is hereby amended and restated in its entirety as follows:

Amortization Event Payments. If, any time after the date hereof, and from time to time thereafter, an Amortization Event has occurred, then the Company shall make monthly cash payments beginning on the 15th Trading Day after the Amortization Event Date and continuing on the same day of each successive calendar month until the entire outstanding amounts shall have been repaid. Each monthly cash payment shall be in an amount equal to the sum of (i) the Amortization Principal Amount, plus (ii) the Payment Premium in respect of such Amortization Principal Amount, plus (iii) all accrued and unpaid interest hereunder as of each payment date. The obligation of the Company to make monthly cash payments related to an Amortization Event shall cease (with respect to any payment that has not yet come due) if at any time after the Amortization Event Date (A) in the event of a Floor Price Event, on the date upon which the daily VWAP has been greater than the Floor Price then in effect for five Trading Days during a period of seven consecutive Trading Days, (B) in the event of an Exchange Cap Event, on the date the Company either (i) has obtained stockholder approval to increase the number of Common Shares under the Exchange Cap and/or (ii) the Exchange Cap no longer applies, or (C) in the event of a Registration Event, on the date the condition or event causing the Registration Event has been cured or the Holder is able to resell the Common Shares issuable upon conversion of this Note in accordance with Rule 144 under the Securities Act, unless a subsequent Amortization Event occurs.

For the purposes of this Debenture, the following definitions shall apply:

“Amortization Event” shall mean (i) the daily VWAP is less than the Floor Price then in effect for five Trading Days during a period of seven consecutive Trading Days (a “Floor Price Event”), (ii) the Company has issued in excess of 99% of the Common Shares available under the Exchange Cap, where applicable (an “Exchange Cap Event”), or (iii) from and after September 22, 2025 the Investor is unable to utilize a Registration Statement to resell Underlying Shares for a period of twenty (20) consecutive Trading Days (a “Registration Event”) (the last day of each such occurrence, an “Amortization Event Date”).

“Amortization Principal Amount” means an amount equal to 10 % of the Principal Amount of this Debenture as of September 15, 2025 (or the outstanding Principal, if less than such amount).
(b)    Section 12(n) of the Convertible Debenture is hereby amended to amend and restate the definition of “Conversion Price” in its entirety as follows:

“Conversion Price” means, as of any Conversion Date or other date of determination the lower of (i) $7.00 per Common Share (the “Fixed Price”), or (ii) 95% of the lowest daily VWAP during the 5 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”), but which Variable Price shall not be lower than $1.59 per Common Share (the “Floor Price”). The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Note.
(c)    Exhibit I attached to each of the Convertible Debentures is hereby deleted in its entirety.

SECTION 2. Early Repayment. On or about the date hereof, the Company shall make an early repayment in the amount of $2,000,000, which amount shall be applied by the Investor as a repayment of $2,000,000 of the Principal amount outstanding under the Second Debenture. The Investor hereby waives any the notice requirement and any Redemption Premium with respect to this early payment.
SECTION 3. Amendments Effect; Continuing Validity.  The Convertible Debentures are amended to the extent necessary to give effect to this Agreement, and the terms of this Agreement shall supersede any contrary terms in the Convertible Debentures.  Each reference to the “Debenture” in the Convertible Debentures shall be deemed to refer to the Debenture as modified by this Agreement. Except as specifically set forth herein, the terms and conditions of the Convertible Debentures shall remain unmodified and are hereby ratified by the parties. The

Company acknowledges and agrees that, except as otherwise expressly provided in this Agreement, all terms, conditions and provisions of the Convertible Debentures shall continue in full force and effect and remain unaffected and unchanged and that the amount owed under the Convertible Debentures (the “Outstanding Debt”) is as shown on Annex 1 attached hereto. This Agreement in no way acts as a release or relinquishment of, and in no way affects any rights created by or arising under the Convertible Debentures.
Section 4. This Agreement One of the Transaction Documents.  From and after the date hereof, this Agreement is and shall be deemed a part of the Convertible Debentures.  An event of default under this Agreement shall constitute an Event of Default under the Convertible Debentures.
Section 5. Guarantors. Each of the guarantors listed on Annex 2 attached hereto (such parties, whether one or more, being referred to collectively as “Guarantors”), hereby (i) acknowledge and consent to the terms and conditions of this Amendment, (ii) affirm their respective Obligations under the Transaction Documents and any other agreement under which any of the Guarantors has granted to Investor a guaranty in favor of Investor; and (iii) confirm that the Transaction Documents and any other agreement under which any of the Guarantors has granted to the Investor a guaranty in favor of Investor remain in full force and effect.
Section 6. Maximum Shares. Notwithstanding anything in this Agreement or in the Convertible Debentures to the contrary, from and after the date hereof, the Company shall not issue any Common Shares pursuant to the Convertible Debentures or any other Transaction Documents if the issuance of Common Shares would exceed the aggregate number of Common Shares that the Company may issue in this transaction, and any transaction aggregated with this transaction, in compliance with the Company’s obligations under the rules or regulations of The Nasdaq Stock Market LLC (“Nasdaq”) (the number of shares which may be issued without violating such rules and regulations being referred to as the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq for issuances of Common Shares in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Investor. The Exchange Cap shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or similar transaction.
Section 7. Registration Statement. The Company filed a registration statement (File No. 333-286558) (the “Registration Statement”) for the resale by the Investor of up to 3,000,000 Common Shares issuable pursuant to conversion of the Convertible Debentures, among other shares. The Company shall promptly take all steps necessary to update, supplement, or amend the Registration Statement and the prospectus contained therein for the amendments to the Convertible Debentures set forth in this Agreement to the extent necessary to allow the Investor to continue to utilize such Registration Statement and prospectus in connection with the resale of up to 3,000,000 Common Shares set forth therein.

Section 8. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement. No waiver of any provision of this Agreement shall be effective or enforceable unless made in writing signed by the party waiving any right or privilege hereunder.

IN WITNESS WHEREOF, The Company, each of the Guarantors and the Investor have caused this Amendment to be duly executed by a duly authorized representative as of the date first written above.

COMPANY:
INNVENTURE, INC.

By: /s/ David Yablunosky
Name: David Yablunosky
Title: Chief Financial Officer

INVESTOR:
YA II PN, LTD.
By: Yorkville Advisors Global, LP Its: Investment Manger By: Yorkville Advisors Global II, LLC Its: General Partner
By: /s/ Matt Beckman
Name: Matt Beckman
Title: Managing Member

INNVENTURE LLC

    By: /s/ David Yablunosky
                         Name: David Yablunosky
                        Title: Chief Financial Officer

Annex 1

(Outstanding Debt as of September 15, 2025 (prior to
application of the early repayment set forth in in Section 2))

Debenture Number	Issue Date	Principal	Interest	Total
INV-1	04/14/2025	$13,676,147	$0.00	$13,676,147
INV-2	05/15/2025	$10,000,000	$0.00	$10,000,000
		$23,676,147	$0.00	$23,676,147

Annex 2

(Guarantors)

Entity	Jurisdiction of Formation
Innventure, LLC	Delaware, United States